EXHIBIT 99.21

AMENDMENT TO

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, dated as of April 16, 2003 (this “Amendment”), is made by and among OVERHILL FARMS, INC., a Nevada corporation (the “Company”), JAMES RUDIS, an individual (“Rudis”), WILLIAM E. SHATLEY, an individual (“Shatley”), and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (“LLCP”).

RECITALS

A. The parties hereto are currently parties to that certain Amended and Restated Investor Rights Agreement dated as of October 29, 2002 (the “Investor Rights Agreement”), pursuant to which, among other things, the parties thereto amended and restated the Original Investor Rights Agreement on the terms and subject to the conditions set forth therein. Capitalized terms used and not defined herein have the meanings ascribed to them in the Investor Rights Agreement.

B. Concurrently herewith, the Company, the entities from time to time parties thereto as Guarantors (including Overhill Ventures) and LLCP are entering into that certain Second Amended and Restated Securities Purchase Agreement dated of even date herewith (the “Securities Purchase Agreement”), pursuant to which, among other things, the parties thereto are amending and restating the Existing Securities Purchase Agreement (as defined therein), all on the terms and subject to the conditions set forth therein.

C. Shatley is currently a party to the Investor Rights Agreement and is a Principal Shareholder thereunder. Shatley has requested that he be removed as a party to the Investor Rights Agreement and be released from his obligations thereunder after the date hereof, and the parties hereto have agreed to remove him as a party and to release him from any of his liabilities or obligations thereunder arising after the date hereof. Accordingly, the parties hereto wish to amend the Investor Rights Agreement as provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Removal of Shatley as a Party. Pursuant to Section 7.9 of the Investor Rights Agreement, effective on and as of the date hereof, the Investor Rights Agreement shall be amended by removing Shatley as a party thereto and releasing him from any of his liabilities or obligations thereunder arising after the date hereof (provided that nothing herein shall release Shatley from any breach or violation of his representations, warranties, covenants or obligations under the Investor Rights Agreement arising prior to or on the date hereof). Accordingly, Shatley shall not be a party to the Investor Rights Agreement after the date hereof and shall have no rights, benefits, liabilities or obligations thereunder arising after the date hereof, whether as a Principal Shareholder or otherwise. Without limiting the generality of the foregoing, Shatley shall no longer be required, or have any right, to agree or consent to any matters arising under, related to, or in connection with the Investor Rights Agreement, as amended from time to time.

2. Confirmation; Full Force and Effect. The Company and Rudis each acknowledges and agrees that the removal of Shatley from the Investor Rights Agreement shall have no effect on their respective liabilities or obligations thereunder. In addition, the Investor Rights Agreement, as amended hereby, shall remain binding upon each of the parties thereto and shall remain in full force and effect in accordance with its terms, as amended hereby. Further, each of the Company and Rudis expressly ratifies and reaffirms their respective obligations under the Investor Rights Agreement as amended hereby.

3. Miscellaneous.

3.1 Entire Agreement. The Investor Rights Agreement, as amended hereby, constitutes the entire understanding agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements or understandings of the parties hereto with respect to such matter.

3.2 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF.

3.3 Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COMPANY OVERHILL FARMS, INC., a Nevada corporation

By:	/s/ JAMES RUDIS
James Rudis President and Chief Executive Officer

By:	/s/ JOHN STEINBRUN
John Steinbrun Senior Vice President and Chief Financial Officer

RUDIS

/s/ JAMES RUDIS
James Rudis

SHATLEY

/s/ WILLIAM E. SHATLEY
William E. Shatley

LLCP LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership

By:	LLCP California Equity Partners II, L.P., a California limited partnership, its General Partner

	By:	Levine Leichtman Capital Partners, Inc., its General Partner

	By:	/s/ STEVEN E. HARTMAN Steven E. Hartman Vice President

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